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                                   EXHIBIT 3.3

                     AMENDMENT TO ARTICLES OF INCORPORATION

                    WITH NAME CHANGE TO CONVERGE GLOBAL, INC.

                             DATED JANUARY 28, 1999

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              State of Utah                                 CO117127
         Department of Commerce
Division of Corporations and Commercial Code                RECEIVED
                                                          DEC 04, 1997

I Hereby certify that the foregoing has been filed
and approved on the 28th day of January 99
in the office of this Division and hereby issue this       90284-0025
Certificate thereof.

Examiner B.S.  Date 1/29/99
              Lorena P. Riffo
              Division Director           EXPEDITE

                              ARTICLES OF AMENDMENT
                                       OF
                       CAPITAL PLACEMENT SPECIALISTS, INC.

             The Articles of Amendment to the original Articles of Incorporation of CAPITAL PLACEMENT SPECIALISTS, INC., a Utah
                   Corporation, are set forth as follows:

                                A. ARTICLE I-Name

         The name of the corporation is Capital Placement Specialists, Inc.

                            AMENDMENT- ARTICLE I-Name

The name of the corporation is amended to: Converge Global, Inc.

           C. As of the date of the Special Shareholders Meeting, the corporation had issued and outstanding two million, four hundred thirty thousand one hundred shares, all of which were entitled to vote on the proposed amendment. None of the shares were entitled to vote as a class.

           C. As a special meeting of the shareholders held January 18, 1999, two million, four hundred thirty thousand one hundred voted for the amendment and zero voted against.

DATED this 13th day of January, 1999

BEKAM INVESTMENTS, LTD.
A Gibraltar corporation, holder
of 100% of the issued and
outstanding shares

/s/ Imran Husain
---------------------------------
By: Imran Husain